UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

Veoneer, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38471	82-3720890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Klarabergsviadukten 70, Section C, 6th Floor SE-111 64
Box 13089, SE-10302
Stockholm, Sweden
(Address and Zip Code of principal executive offices)

+46 8 527 762 00
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2019, Veoneer, Inc. (the “Company”) announced the entry by Veoneer US, Inc. (“Veoneer US”), a wholly-owned subsidiary of the Company, into a License and Supply Agreement (the “License and Supply Agreement”) with Velodyne LiDAR, Inc. (“Velodyne”), whereby the parties have agreed to enter into a business relationship to collaborate, along with their affiliates, in the area of LiDAR products. The License and Supply Agreement will be effective upon the date on which Veoneer US issues a purchase order to Velodyne for an agreed upon sum, the issuance of which will require Velodyne to transfer certain documents to Veoneer. If such purchase order is not issued prior to March 1, 2019, Velodyne may terminate the License and Supply Agreement. All references to “Veoneer US” and “Velodyne” in this summary include their affiliates as defined in the License and Supply Agreement.

Velodyne will provide Veoneer US with materials and rights to certain Velodyne intellectual property so that Veoneer US may sell, distribute, promote, manufacture and modify (including related R&D) certain LiDAR products based on a Velodyne-authorized reference design in accordance with the License and Supply Agreement. Such rights include worldwide, non-exclusive and limited licenses for Velodyne-owned patents and patent applications and Velodyne trade secrets and know-how as well as other licenses reasonably necessary for Veoneer US to develop and manufacture LiDAR products.

All such licenses granted from Velodyne to Veoneer US pursuant to the License and Supply Agreement are for the limited purpose of entering into binding purchase orders for LiDAR products with customers pre-approved by Velodyne. The License and Supply Agreement also includes exclusivity obligations which restrict Velodyne’s ability to sell LiDAR products or a license to sell such LiDAR products to a pre-approved customer for certain defined scenarios during the term of the applicable purchase order and Veoneer US’s ability to sell third-party or internally developed LiDAR technology to a pre-approved customer for the same defined scenarios during the term of the applicable purchase order. Subject to certain conditions, Velodyne will offer Veoneer US any updates or upgrades relating to the LiDAR products no later than the same are made available to any other licensee of Velodyne. Velodyne also agreed to provide Veoneer US with certain product development support and consulting services.

Veoneer US will pay Velodyne a running royalty based on the sales price of LiDAR products sold by or on behalf of Veoneer US and the parties have agreed to certain minimum revenue targets for the calendar years 2021 through 2024. If not met and provided Veoneer US has not compensated Velodyne for the shortfall or the targets have been adjusted by agreement between the parties, Velodyne may exercise a limited right to terminate the License and Supply Agreement.

The License and Supply Agreement contains customary representations, warranties, covenants and indemnities. The License and Supply Agreement has a term of seven years and will continue with respect to any purchase orders awarded prior to the termination of the agreement. Twelve months after the effective date of the License and Supply Agreement, either party may terminate the agreement, if no purchase order has been awarded and no purchase order is in the process of being fulfilled or performed during any consecutive twelve month period. Additionally, the License and Supply Agreement may be terminated by either party as the result of specific sales by Veoneer US of competitive LiDAR products, upon uncured material breach of the License and Supply Agreement by the other party or upon certain insolvency or bankruptcy proceedings involving the other party.

The foregoing description of the terms of the License and Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the License and Supply Agreement, which Veoneer US intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. Certain terms of the License and Supply Agreement have been omitted from this Form 8-K and will be omitted from the version to be filed as an exhibit to the Form 10-Q pursuant to a Confidential Treatment Request that the Company plans to submit to the Securities and Exchange Commission at the time of the filing of the Form 10-Q.

A copy of the press release announcing the agreement with Velodyne is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) EXHIBITS

99.1	Press Release of Veoneer, Inc. dated January 7, 2019.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Veoneer, Inc. dated January 7, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEONEER, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Executive Vice President, Legal Affairs, General Counsel and Secretary
Date: January 10, 2019